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                               December 4, 1996



The Marquee Group, Inc.
888 Seventh Avenue, 40th Floor
New York, New York 10019

           RE:  SECURITIES AND EXCHANGE COMMISSION -
                REGISTRATION STATEMENT ON FORM SB-2
                -----------------------------------

Gentlemen:

           As counsel to The Marquee Group, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form SB-2, File No. 333-11287, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering:
(i) 3,350,000 Units (the "Units"), each Unit consisting of one share of Common Stock, $.01 par value (the "Common Stock") and one Warrant (the "Warrants") to be sold to the Underwriters named in the Registration Statement pursuant to the Underwriting Agreement filed as an Exhibit to the Registration Statement (the "Underwriting Agreement"); (ii) up to 502,500 Units for which the Underwriters have an option to purchase from the Company solely to cover over-allotments; and (iii) 335,000 Units to be issued upon exercise of the Unit Purchase Option to be granted by the Company to the Underwriters.

           In this connection, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, as amended to date, its Amended and Restated By-laws, resolutions of its Board of Directors, officers' certificates and such other documents and corporate records relating to the Company and the issuance and sale of the Common Stock and the Warrants, as we have deemed appropriate for purposes of rendering this opinion.

           In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other copies. As


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The Marquee Group, Inc.
December 4, 1996
Page 2

to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

           Based upon the foregoing examination, and the information thus supplied, it is our opinion that: (i) the shares of Common Stock included in the Units have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable;
(ii) the Warrants included in the Units, when sold as contemplated by the Registration Statement, constitute legal, valid and binding obligations of the Company; and (iii) the shares of Common Stock issuable upon exercise of the Warrants will, upon issuance and payment in accordance with the terms of the Warrants, be legally issued, fully paid and non-assessable.

           We hereby expressly consent to the reference to our Firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate government agency.

                               Very truly yours,

                           /s/ Baker & McKenzie
                               Baker & McKenzie

HMB/JHJB/SRM